Exhibit 10.3
FIRST AMENDMENT TO THE
COMMUNITY FIRST BANK AND TRUST
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     WHEREAS, Community First Bank and Trust the (“Bank”) sponsors the Community First Bank and Trust Supplement Executive Retirement Plan (the “Plan”); and
     WHEREAS, the Bank desires to amend the Plan to make changes required or permitted by Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder.
     NOW, THEREFORE, in consideration of the premises, effective as of January 1, 2009, the Bank hereby amends the Plan in the following respects:
1.	Section 2.15 of the Plan is amended to provide as follows:
2.15	SERP BENEFIT. SERP Benefit means, with respect to each Participant, an annual cash benefit in the amount determined pursuant to the Participant’s Participation Agreement and subject to any limitations specified therein.
2.	Section 3.2 of the Plan is amended to provided as follows:
3.2	PARTICIPATION. Each Executive who is eligible to participate in the Plan shall enroll in the Plan by entering into a Participation Agreement and completing such other forms and furnishing such other information as the Administrator may request. An Executive’s participation in the Plan shall commence as of the date specified in the Participation Agreement. Notwithstanding any other provision of the Plan or the applicable Participation Agreement, with respect to the first year he is eligible to participate, the Executive must execute and return his Participation Agreement within 30 days after the date the Executive is first eligible to participate.
3.	Section 4.3(a) of the Plan is amended to provide as follows:
(a)	If any employee is a “Specified Employee,” as defined in subsection (b) below, upon termination of employment for any reason other than death (or such other event permitted by regulations or other guidance promulgated under Section 409A of the Code), a distribution may not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of the employee).
4.	The first sentence of Section 6.3 of the Plan is amended to provide as follows:
6.3	REVOCABILITY OF ADMINISTRATOR/EMPLOYER ACTION. Any action taken by the Administrator with respect to the rights or benefits under the Plan of any Executive or former Executive shall be revocable by the Administrator as to payments not yet made to such person in order to correct any incorrect payment to a Participant or Beneficiary, and then only to the extent (i) necessary to correct such error and (ii) permitted by Section 409A of the Code and the final regulations (or other guidance) promulgated thereunder.
5.	A new Section 6.5(c) is added to the Plan which shall provide as follows:
(c)	Section 409A. The payment of any SERP Benefit due to a Participant under the Plan at the time of the termination of the Plan (including a termination permitted by Section 8.8 of the Plan) shall be made in accordance with and subject to the limitations of Section 409A of the Code and the regulations promulgated thereunder.
6.	A new Section 8.17 is added to the Plan which shall provide as follows:
8.17.	TERMINATION OF EMPLOYMENT. For purposes of this Plan and the Participation Agreements, an Executive will be deemed to have terminated employment or separated from service, and thus be entitled to a SERP Benefit (subject to the terms and limitations of the Plan and the applicable Participation Agreement), when the Executive has a “separation from service” from the Bank as determined in accordance with Treasury Regulation 1.409A-1(h).
     IN WITNESS WHEREOF, the undersigned have executed this First Amendment to the Plan as of the date first stated above.
COMMUNITY FIRST BANK AND TRUST
  By: /s/ Marc Lively
  Its: President and CEO

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